Exhibit 4.71

SUPPLEMENTAL INDENTURE NO. 1
Supplemental Indenture No. 1 (this “Supplemental Indenture”), dated as of November 30, 2011, among the guarantors listed on the signature page hereto (each, a “Guaranteeing Subsidiary” and together, the “Guaranteeing Subsidiaries”), each a subsidiary of Realogy Corporation, a Delaware corporation (the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, each of the Issuer, Holdings and the Note Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of January 5, 2011, providing for the issuance of 11.00% Series A Convertible Senior Subordinated Notes due 2018, 11.00% Series B Convertible Senior Subordinated Notes due 2018 and 11.00% Series C Convertible Senior Subordinated Notes due 2018 (collectively, the “Notes”), in an aggregate principal amount not to exceed $2.12 billion;
WHEREAS, Section 4.05 of the Indenture provides that under certain circumstances the Issuer is required to cause each Guaranteeing Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, the Trustee and each Guaranteeing Subsidiary is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)    Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees to provide the Guarantee upon the terms and subject to the conditions of the Indenture and, without limiting the generality of the foregoing, agrees as follows:
(a)    Along with Holdings and all Note Guarantors named in the Indenture or any supplemental indenture, to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, the performance of all obligations of the Issuer under the Indenture and the Notes and that:
(i)    the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders or the Trustee hereunder or thereunder whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Issuer under the Indenture and the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
(ii)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, Holdings, any Note Guarantor and the Guaranteeing Subsidiary shall be jointly and severally obligated to pay the same immediately. This is a guarantee of performance and payment and not a guarantee of collection.

Exhibit 4.71

(b)    The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, the Indenture, the Holdings Guarantee or any other Note Guarantee, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.
(c)    The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.
(d)    This Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Supplemental Indenture, and each Guaranteeing Subsidiary accepts all obligations of a Note Guarantor under the Indenture.
(e)    If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, Holdings, the Note Guarantors (including the Guaranteeing Subsidiary), or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer, Holdings or the Note Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
(f)    The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.
(g)    As between each Guaranteeing Subsidiary, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Subsidiary for the purpose of this Note Guarantee.
(h)    Each Guaranteeing Subsidiary shall have the right to seek contribution from Holdings or any non-paying Note Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Note Guarantee.
(i)    Pursuant to Section 11.02 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy Law or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of Holdings or any other Note Guarantor in respect of the obligations of Holdings or such other Note Guarantor under Article 11 or Article 12 of the Indenture, this new Note Guarantee shall be limited to the maximum amount permissible such that the obligations of each Guaranteeing Subsidiary under this Note Guarantee will not be voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
(j)    This Note Guarantee shall be a continuing guarantee and shall (1) remain in full force and effect until payment in full of all the applicable obligations guaranteed hereby; (2) subject to Section 11.06 of the Indenture, be binding upon each Guaranteeing Subsidiary and its successors; and (3) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.
(k)    This Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer, Holdings or any Note Guarantor for liquidation or reorganization, should the Issuer, Holdings or any Note Guarantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s, Holdings’ or any Note Guarantor’s assets, and shall, to the fullest extent permitted by law,

Exhibit 4.71

continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes, or Holdings Guarantee or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
(l)    In case any provision of this Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(m)    This Note Guarantee shall be a general unsecured senior subordinated obligation of each Guaranteeing Subsidiary, and shall be subordinated in right of payment to all existing and future Senior Indebtedness of such Guaranteeing Subsidiary, if any, on the terms set forth in Article 13 of the Indenture.
(n)    Each payment to be made by the Guaranteeing Subsidiary in respect of this Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
(3)    Execution and Delivery. Each Guaranteeing Subsidiary agrees that its Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.
(4)    Releases.
The Note Guarantee of a Guaranteeing Subsidiary shall be automatically and unconditionally released and discharged, and no further action by such Guaranteeing Subsidiary, Holdings, the Issuer or the Trustee is required for the release of such Guaranteeing Subsidiary’s Guarantee, upon:
(1) (a)    the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the Guaranteeing Subsidiary is no longer a Subsidiary of the Issuer), of the Guaranteeing Subsidiary if such sale, disposition or other transfer is made in compliance with the Indenture and the Guaranteeing Subsidiary is released from its guarantees, if any, of all Senior Subordinated Pari Passu Indebtedness;
(b)    the release or discharge of the Guaranteeing Subsidiary from its guarantee of the New Senior Subordinated Notes that resulted in the obligation to guarantee the Notes, if the Guaranteeing Subsidiary would not then otherwise be required to guarantee the Notes pursuant to the Indenture (for the avoidance of doubt, the only requirement to guarantee the Notes pursuant to the Indenture is as set forth in Section 4.05 thereof); or Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture.
(5)    No Recourse Against Others. No director, officer, employee, manager, incorporator or holder of any Equity Interests of a Guaranteeing Subsidiary or any direct or indirect parent, as such, shall have any liability for any obligations of the Issuer or the Note Guarantors under the Notes, the Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
(6)    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(7)    Counterparts/Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
(8)    Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

Exhibit 4.71

(9)    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries.
(10)    Subrogation. Each Guaranteeing Subsidiary shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by the Guaranteeing Subsidiary pursuant to the provisions of Section 2 hereof and Section 11.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Guaranteeing Subsidiary shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under the Indenture or the Notes shall have been paid in full.
(11)    Benefits Acknowledged. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Note Guarantee are knowingly made in contemplation of such benefits.
(12)    Successors. All agreements of each Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in Section 2(k) hereof or elsewhere in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
[Signature page follows]

Exhibit 4.71

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
CB COMMERCIAL NRT PENNSYLVANIA LLC
By:     /s/ Seth Truwit
    Name:    Seth Truwit
    Title:    Senior Vice President and
     Assistant Secretary
NRT WEST, INC.
By:     /s/ Seth Truwit
    Name:    Seth Truwit
    Title:    Senior Vice President and
     Assistant Secretary

Exhibit 4.71

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:     /s/ Leslie Lockhart
    Name:    Leslie Lockhart
    Title:    Senior Associate